Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF DOMESTICATION
FROM A NON-UNITED STATES ENTITY
TO A DELAWARE CORPORATION
PURSUANT TO SECTION 388 OF THE
DELAWARE GENERAL CORPORATION LAW

1.	The date the Non-United States Entity first formed is June 29, 2021.

2.	The jurisdiction where the Non-United States entity first formed is the British Virgin Islands.

3.	The name of the Non-United States Entity immediately prior to filing this Certificate is Satellogic Inc.

4.	The name of the Corporation as set forth in the Certificate of Incorporation is Satellogic Inc.

5.

The jurisdiction that constituted the seat, siege social, or principal place of business or central administration or other equivalent thereto immediately prior to filing this Certificate is the British Virgin Islands.

6.

The domestication of Satellogic Inc. to Satellogic Inc. has been approved in accordance with the Amended and Restated Memorandum of Association and Articles of Association of Satellogic Inc. which govern the internal affairs of Satellogic Inc.

IN WITNESS WHEREOF, the undersigned, being duly authorized to sign on behalf of the converting Non-United States entity, has executed this Certificate on the 26th day of March, 2025.

SATELLOGIC INC.

By:	/s/ Rick Dunn
Name:	Rick Dunn
Title:	Chief Financial Officer